Exhibit 99.(n)

AMERICAN BEACON FUNDS

Amended and Restated

Plan Pursuant to Rule 18f-3

The American Beacon Funds (the “Funds”) hereby adopt this Amended and Restated Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), to address the differing requirements and preferences of potential investors.

A.          CLASSES OFFERED. Each Fund may from time to time issue one or more of the following classes of shares:

1.         R5 Class (formerly known as Institutional Class). R5 Class shares are offered primarily to large institutional investors. The R5 Class generally requires an initial investment of at least $250,000 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges. R5 Class shareholders incur no fees pursuant to a plan of distribution pursuant Rule 12b-1 under the 1940 Act (“12b-1 fees”).

2.        Investor Class. Investor Class shares are offered to all investors, including smaller institutional investors, investors using intermediary organizations such as broker-dealers or plan sponsors, individual retirement accounts, and self-employed individual retirement accounts. Investor Class shares require an initial investment of $2,500 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges. Investor Class shareholders incur no 12b-1 fees but do incur a fee of up to 0.375% of average daily net assets for the servicing of shareholder accounts (“Investor Class Service Fee”). Prior to March 1, 2009, the Investor Class was named the PlanAhead Class.

3.        Advisor Class. Advisor Class shares are offered to all investors who invest through intermediary organizations, such as broker-dealers or third- party administrators. Advisor Class shares require an initial minimum investment of $2,500 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges. Shares of the Advisor Class, however, do incur charges of up to 0.25% of average daily Advisor Class net assets under a Rule 12b-1 plan. Advisor Class shareholders also incur a fee of 0.25% of average daily net assets for the servicing of shareholder accounts (“Advisor Class Service Fee”).

4.        Y Class. Y Class shares are offered primarily to large institutional retirement plan investors. The Y Class generally requires an initial investment of at least $100,000 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges. Y Class shareholders incur no fees pursuant to a plan of distribution pursuant Rule 12b-1 under the 1940 Act (“12b-1 fees”).

5.        A Class. A Class shares are offered to retail investors who invest directly through a financial intermediary, such as a broker, or through employee directed benefit plans. A Class shares require an initial minimum investment of $ 2,500, except for certain retirement accounts and investment plans for which lower limits may apply. A Class shares are sold with the imposition of a front-end sales charge on the public offering price. The sales charge may be waived for certain eligible purchasers or under certain circumstances.

A Class shares may be offered subject to a contingent deferred sales charge (“CDSC”) in such amount as disclosed in a Fund’s prospectus, which CDSC may waived or reduced as disclosed in a Fund’s prospectus or statement of additional information.

A Class shares are subject to Rule 12b-1 fees of up to 0.25% of average daily A Class net assets under a Rule 12b-1 plan. A Class shareholders also incur a fee of up to 0.25% of average daily net assets for the servicing of shareholder accounts (“Class A Service Fee”).

A Class Shares may be subject to a redemption fee as disclosed in the Fund’s Prospectus.

6.        C Class. C Class shares are offered to retail investors who invest directly through a financial intermediary, such as a broker, or through employee directed benefit plans, and may require a minimum initial investment, except for certain retirement accounts and investment plans for which lower limits may apply (as described in the prospectus). C Class shares are sold at net asset value per share without a front-end sales charge but subject to a CDSC in such amount as is disclosed in a Fund’s prospectus, which CDSC may be waived or reduced as disclosed in a Fund’s prospectus or statement of additional information.

C Class shares are subject to Rule 12b-1 fees of up to 1.00% of average daily C Class net assets under a Rule 12b-1 plan. C Class shareholders also incur a fee of up to 0.25% of average daily net assets for the servicing of shareholder accounts (“Class C Service Fee”).

C Class shares may be subject to a redemption fee as disclosed in the Fund’s prospectus.

7.        SP Class. SP Class shares are offered to retail investors who invest directly through a financial intermediary, such as a broker, or through employee directed benefit plans and were formerly shareholders of the Sound Point Floating Rate Income Fund prior to its reorganization into the American Beacon Sound Point Floating Rate Income Fund. SP Class shares require an initial minimum investment of $1,000 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges. Shares of the SP Class, however, do incur charges of up to 0.25% of average daily SP Class net assets under a Rule 12b-1 plan.

8.        Ultra Class. Ultra Class shares are offered to institutional shareholders who invest directly through a financial intermediary, such as a broker, or through employee benefit plans. Ultra Class shares require an initial minimum investment of at least $350,000,000 (although this minimum investment requirement may be waived) and are sold without the imposition of any sales charges. Ultra Class shareholders incur no 12b-1 fees.

9.        R6 Class. R6 Class shares are offered to large retirement plans. The R6 Class generally do not require an initial minimum investment and are sold without the imposition of any sales charges. R6 Class shareholders incur no 12b-1 fees, service fees or sub-transfer agency fees.

10.        T Class. T Class shares are offered to retail investors who invest directly through a financial intermediary, such as a broker, or through employee directed benefit plans. T Class shares require an initial minimum investment of $ 2,500. T Class shares are sold with the imposition of a front-end sales charge on the public offering price. T Class shares are subject to Rule 12b-1 fees of up to 0.25% of average daily T Class net assets under a Rule 12b-1 plan. T Class shareholders also incur a fee of up to 0.25% of average daily net assets for the servicing of shareholder accounts (“Class A Service Fee”).

B.          EXPENSES. The expenses of the Funds that cannot be attributed to any one Fund generally are allocated to each Fund based on the relative net assets of the Funds. Certain expenses that may be attributable to a particular Fund, but not a particular Class, are allocated based on the relative daily net assets of each Class within the Fund. Finally, certain expenses may be attributable to a particular Class of shares of a Fund (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

Examples of Class Expenses may include: (1) 12b-1 fees, (2) transfer agent fees identified as being attributable to a specific Class, (3) shareholder servicing arrangements, such as the Investor Class Service Fees, Advisor Class Service Fees, Class A Service Fees, and Class C Service Fees (4) stationery, printing, postage, and delivery expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxy statements to current shareholders of a Class, (5) Blue Sky registration fees incurred by a Class, (6) Securities and Exchange Commission registration fees incurred by a Class, (7) expenses of Administrative Services Agreements or Administrative Services Plans and other administrative personnel and services as required to support the shareholders of a Class, (8) trustees’ fees or expenses incurred as a result of issues relating to one Class, (9) accounting expenses relating solely to one Class, (10) auditors’ fees, litigation expenses, and legal fees and expenses relating to a Class, and (11) expenses incurred in connection with shareholder meetings as a result of issues relating to one Class.

C.         CLASS DIFFERENCES. Other than the differences discussed above, there are no material differences in the services offered each Class.

D.         EXCHANGE FEATURES. Each Class of shares may offer exchange privileges within the Class in accordance with procedures disclosed in the Funds’ prospectus, subject to applicable minimum holding period requirements or limitations resulting from the closing of Funds to new investors.

In addition, shares of one Class of a Fund may be exchanged, at the shareholder’s option, for shares of another Class of the same Fund (an “intra-Fund exchange”), if and to the extent an applicable intra-Fund exchange privilege is disclosed in the prospectus or statement of additional information and subject to the terms and conditions (including the imposition or waiver of any sales charge or CDSC) set forth in the prospectus or statement of additional information, provided that the shareholder requesting the intra-Fund exchange meets the eligibility requirements of the Class into which such shareholder seeks to exchange.

Dated: April 3, 1995, as amended and restated on August 21, 1995, December 1, 2001, May 1, 2003, April 2, 2007, March 6, 2009, April 30, 2009, July 24, 2009, February 16, 2010, May 25, 2010, November 9, 2010, March 9, 2011, September 21, 2015, September 29, 2015, March 4, 2016, June 8, 2016, August 4, 2016, February 28, 2017, August 23, 2017, and November 12, 2019.

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